CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 284 to the Registration Statement of The Advisors' Inner Circle Fund (Form N-1A: File No. 033-42484) of our report dated June 29, 2017, on the financial statements and financial highlights of the Cambiar Opportunity Fund, Cambiar International Equity Fund, Cambiar Small Cap Fund, Cambiar Global Ultra Focus Fund, Cambiar SMID Fund, Cambiar Global Equity Fund and Cambiar International Small Cap Fund (seven of the series constituting The Advisors' Inner Circle Fund) (the "Funds"), included in the Funds' Annual Report to shareholders for the year ended April 30, 2017.

                                                       /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 25, 2017